Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-209717, 333-226279, 333-231004, 333-255637, and 333-271572) on Form S-8 and (No. 333-264947) on Form S-3ASR of our reports dated February 22, 2024, with respect to the consolidated financial statements of NuStar Energy L.P. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Antonio, Texas
February 22, 2024